Exhibit 99.1

PRESS RELEASE

Guardant Health Announces New Leadership Structure Aligned with Strategic Growth Objectives and Expands Board of Directors

REDWOOD CITY, Calif.— August 5, 2021 (BUSINESS WIRE) — Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, has announced a new leadership structure to support the Company’s strategic objectives for future growth. Under this structure, Helmy Eltoukhy, CEO, and AmirAli Talasaz, President, will serve as co-CEOs of Guardant Health. Both Eltoukhy and Talasaz will continue to serve on the Board of Directors and Eltoukhy will assume the role of Chairman. In addition, Meghan Joyce, Chief Operating Officer and Executive Vice President of Platform at Oscar Health, will join the Company’s Board as an Independent Director.

Following the recent successful launch of new oncology products and the planned launch of a blood-based screening LDT in 2022, the Company has implemented a new leadership structure to support two focused areas within Guardant Health, Oncology and Screening, to be separately led by Eltoukhy and Talasaz, respectively. Furthermore, this structure will allow for scalability to address new areas across healthcare.

“Our mission at Guardant has always been to ensure patients have access to innovative oncology products. With the recent launches of Guardant Reveal, TissueNext and Response, that vision is clearer than ever, and we are still just scratching the surface of the need ahead,” said Eltoukhy. “We look forward to continuing to expand our product portfolio and improve patient outcomes as we conquer cancer with data across the continuum of care.”

“Early cancer screening has the potential to significantly transform patient outcomes. As we gain confidence in our screening platform and plan to launch an LDT in the near-term, it is clear that this opportunity requires a dedicated and focused effort,” said Talasaz. “We believe that Guardant will be a leader in blood-based screening, starting with CRC and expanding to other cancer types. This enhanced focus on execution will enable us to rapidly build the operational and commercial infrastructure required in this emerging business opportunity. I would also like to welcome Meghan to our Board of Directors. Her expertise in scaling high-growth organizations will be invaluable to our next phase of growth.”

“I am delighted to be joining Guardant’s Board of Directors at a momentous time as the company sets its sights on not only providing solutions for patients with advanced and early-stage cancer, but early cancer detection as well,” said Joyce. “Guardant is continuing to develop a portfolio of breakthrough products across all stages of the disease, and I look forward to applying my experience to help Guardant ensure these innovations are not only available but readily accessible for all patients.”

Meghan Joyce

Meghan Joyce is the Chief Operating Officer and Executive Vice President of Platform at Oscar Health, a high-growth health tech and health insurance company, where she leads operations, technology, clinical, marketing, and new business lines. Prior to joining Oscar Health, Joyce held several leadership roles at Uber Technologies, most recently as Regional General Manager of the United States and Canada. Meghan has previously served as a Senior Policy Advisor at the United States Department of the Treasury, an investor at Bain Capital, and a consultant at Bain & Company. Joyce currently serves as a member of the Board of Directors of The Boston Beer Company, where she sits on the Audit Committee and chairs the Nominating and Governance Committee. She holds a master’s degree from Harvard Business School and a bachelor’s degree from Harvard College.

About Guardant Health

Guardant Health is a leading precision oncology company focused on helping conquer cancer globally through use of its proprietary tests, vast data sets and advanced analytics. The Guardant Health oncology platform leverages capabilities to drive commercial adoption, improve patient clinical outcomes and lower healthcare costs across all stages of the cancer care continuum. Guardant Health has commercially launched Guardant360®, Guardant360 CDx, Guardant360 TissueNext™, Guardant360 Response™, and GuardantOMNI® tests for advanced stage cancer patients, and Guardant Reveal™ for early-stage cancer patients. These tests fuel development of its LUNAR screening program, which aims to address the needs of asymptomatic individuals eligible for cancer screening.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements relating to Guardant Health’s future results, or regarding the potential benefits and advantages of Guardant Health’s platforms, assays and tests, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the expectations expressed in these forward-looking statements. These statements are based on current expectations and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. Additional risks and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Carrie Mendivil

investors@guardanthealth.com

Media Contact:

Anna Czene

press@guardanthealth.com